USA ZHIMINGDE INTERNATIONAL GROUP CORPORATION 10-K

EXHIBIT 32: Rule 13a-14(b) Certification

The undersigned officer certifies that this report fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934, and that the information contained in the report fairly presents, in all material respects, the financial condition and results of operations of USA Zhimingde International Group Corporation.

A signed original of this written statement required by Section 906 of the Sarbanes-Oxley Act of 2002 has been provided to USA Zhimingde International Group Corporation and will be retained by USA Zhimingde International Group Corporation and furnished to the Securities and Exchange Commission or its staff upon request.

Date: February 10, 2015	/s/ Zhongquan Zou
Zhongquan Zou, Chief Executive Officer
and Chief Financial Officer